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                                                                   Exhibit 10.51

                                  RIDER NO.  1
                                            ---

                                       TO

                          EQUIPMENT SCHEDULE NO.  9-15
                                                 ------

                                       TO

                             MASTER LEASE AGREEMENT


        This Rider No. 1 (the "Rider") is entered into between BANCBOSTON LEASING INC. ("Lessor") and GENETICS INSTITUTE, INC. ("Lessee"), and is contemporaneous with and amends Equipment Schedule No. 9-15 (the "Schedule") to that certain Master Lease Agreement dated December 22, 1993 (the "Lease Agreement") between Lessor and Lessee. It is the intention of Lessor and Lessee that, upon execution, this Rider shall constitute a part of the Schedule and the Lease Agreement.

       IN CONSIDERATION OF the mutual covenants and promises as hereinafter set forth, Lessor and Lessee hereby agree as follows:

       1. All capitalized terms used in this Rider shall, unless otherwise defined, have the meanings set forth in the Lease Agreement. The terms of this Rider shall apply only to the Equipment set forth on the Equipment Schedule.

       2. At the end of Section 12, add the following sentence: "In addition, Lessee hereby agrees to pay to Lessor a fee in connection with certain administrative and other related expenses which shall be equal to ten percent (10%) of the Acquisition Cost of the Equipment (the "Remarketing Fee"). Lessor will use its best efforts to sell the Equipment at the end of the Initial Term. If the net aggregate proceeds of the sale of the Equipment on Schedule 9 through and including Schedule 15 , after deduction of reasonable expenses associated with remarketing the Equipment are greater than ten percent (10%) of the Acquisition Cost, the Lessor shall refund a portion of the Remarketing Fee in accordance with the following schedule:

       (a) If the net proceeds of the sale of the Equipment equals or exceeds ten percent (10%) of the Acquisition Cost of the Equipment and is less than fifteen percent (15%) of the Acquisition Cost of the Equipment, Lessor shall refund thirty percent (30%) of the Remarketing Fee to Lessee.

       (b) If the net proceeds of the sale of the Equipment equals or exceeds fifteen percent (15%) of the Acquisition Cost of the Equipment and is less than twenty percent (20%) of the Acquisition Cost of the Equipment, Lessor shall refund sixty percent (60%) of the Remarketing Fee to Lessee.

       (c)  If the net proceeds of the sale of the Equipment equals

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or exceeds twenty percent (20%) of the Acquisition Cost of the Equipment,
Lessor shall refund ninety percent (90%) of the Remarketing Fee to Lessee."

       3.  Add the following paragraphs at the end of Section 13:

       "For the purposes of this Section 13, "Fair Market Value" shall mean the selling price that would be obtained in an arms-length transaction between an informed and willing seller and an informed and willing buyer, each under no compulsion to sell or to buy, and neither of whom is the manufacturer of the Equipment. In determining the Fair Market Value, the costs of removal from the location of current use shall not be a deduction from the Fair Market Value. For purposes of such determination, it shall also be assumed that the Equipment has been maintained in accordance with the requirements of Section 5.3 of the Lease Agreement and would have been returned to Lessor in compliance with the requirements of Section 12 of the Lease Agreement.

       In the event Lessee does not agree with the Fair Market Value as determined in good faith by Lessor, Lessee may request, in writing, that the Fair Market Value be determined by a qualified independent appraiser selected by Lessee and reasonably acceptable to Lessor. In no event, however, regardless of the Fair Market Value determined by the independent appraiser, will the Lessee be able to purchase the Equipment at the expiration of the Initial Term for less than fifteen percent (15%) of the Equipment's Acquisition Cost. Except as provided above, the decision of the appraiser shall be binding on the parties. The expenses and fees of any appraisal shall be paid by Lessee."

       The terms and conditions of this Rider shall prevail where there may be conflicts or inconsistencies with the terms and conditions of the Lease Agreement.

       IN WITNESS WHEREOF, Lessor and Lessee, by their duly authorized representatives, have executed and delivered this Rider which is intended to take effect as a sealed instrument as of the date of the Lease Agreement.

                                                GENETICS INSTITUTE, INC.



                                                By:  /s/ Joseph Grimm
                                                   -------------------------

                                                Title:  Vice President
                                                      ----------------------





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Accepted at Boston, Massachusetts:

BANCBOSTON LEASING INC.


By: /s/ Donatella Galluccio
   -----------------------------

Title: Assistant Vice President
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